EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of April, 2017, by and between HealthTalk Live, Inc., a Nevada corporation (the “Company”), and Daniel Crawford, an individual (“Executive”). As used herein, the (“Effective Date”) of this Agreement shall mean the date first set forth above.

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its President and Chief Executive Officer and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1. Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company’s President and Chief Executive Officer. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors of the Company (the “Board”) may from time to time assign to Executive.

Executive shall devote such amount of working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries as the Company’s board of directors and the Executive deem necessary to execute the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined by the inconsistent with the position, standing, stature, reputation or best interests of the Company, nothing in this Section 1, shall prohibit Executive from (a) serving as a consultant, director or member of a committee, paid or unpaid, for entities that, in the good faith determination of the Board, do not compete or present the appearance of competition with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest or appearance of a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year thereafter and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least 30 days prior to the expiration of the initial term or any renewal term of this Agreement. “Employment Period” or “Term” shall mean the initial term plus renewals, if any.

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3. Place of Employment. Executive’s services shall be performed at the locality of the Executive’s primary residence. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary. During the Term, Executive shall initially be paid an aggregate base salary at the rate of $72,000 per year (the “Base Salary”), payable monthly on the first day of each month, and in accordance with such payroll practices for the executives as the Company may establish. The Compensation Committee of the Board, or the Board if there is no Compensation Committee, shall review Executive’s salary from time to time and may, in its sole discretion, increase but not decrease it. The Board of Directors has the final authority to approve Base Salary adjustments. To the extent that the monetary resources of the Company render payment of the Executive’s salary infeasible or impractical, such salary shall be accrued as a liability of the Company on a monthly basis, with such liability to be paid as and when the Company has sufficient monetary resources to do so.

5. Bonuses. The Executive shall be eligible to earn a cash and/or equity bonus as the Compensation Committee may determine, from time to time, based on meeting performance objectives and bonus criteria to be mutually identified by the Executive and the Compensation Committee. Bonuses, if any, shall be subject to all applicable tax and payroll withholdings.

6. Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

7. Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), if any such plans should be offered by the Company in the future, in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees. Executive’s participation in incentive, employee stock option, stock purchase and similar programs shall be determined by the Company’s board of directors following the Company’s pending merger with Dataram Corporation. The Executive shall be entitled to 10 days of paid time off (in addition to the usual national holidays) during each contract year during which he serves hereunder (“Paid Time Off”). Paid Time Off not taken during a calendar year may not be carried forward in the next contract year unless otherwise provided in the Benefit Plans or by written Company policy, as from time to time implemented and updated.

8. Termination of Employment.

(a) For Cause, Disability, Death or Resignation Without Good Reason.

Executive may terminate his employment at any time, for any reason, upon 30 days prior notice to Company; provided that the Company may in its sole discretion, elect to waive all or any part of any notice period. If the Executive’s employment is terminated during the Term by the Company for Cause, if Executive voluntarily terminates employment with the Company other than for Good Reason at any time, or if Executive’s employment terminates due to death or Disability, the Company shall pay to the Executive (or, if applicable, his estate) in a lump sum (i) any unpaid portion of Executive’s accrued Base Salary and unused Paid Time Off; (ii) any amounts payable to Executive pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”). Except in the case of termination due to Death or Disability, unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement. In the case of termination due to Death or Disability any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

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(b) Termination Without Cause or Resignation For Good Reason. Company may terminate Executive’s employment at any time without Cause upon 30 days prior written notice to Executive. Upon Executive’s involuntary termination of employment by the Company without Cause, or Executive’s resignation for Good Reason, the Term shall end and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to one-third (1/3) of Executive’s then in effect Base Salary. Any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement. For the avoidance of doubt, the nonextension of the Term by the Company pursuant to Section 1 shall not be treated as a termination without Cause hereunder.

(c) Nonrenewal by Company. If the Company provides notice to Executive pursuant to Section 2 that the Term will not be extended, the Term shall end on the scheduled date and Executive shall be entitled to receive all Accrued Obligations. Any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

(d) Welfare Benefits. Executive’s eligibility to participate in the Company’s medical, dental, and vision benefit plans and other insured welfare benefits (such as life, accident, and disability coverage) if any such benefits should be offered by the Company in the future, will terminate upon Executive’s termination of employment according to the terms of the relevant benefit plan. Executive may elect to participate in medical, dental, and vision benefits provided through an outside vendor, in conjunction with continued insurance coverage available to Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at COBRA rates for up to eighteen (18) months. In the event Executive is entitled to severance payment benefits pursuant to Section 8(b) or 8(c) above, the Company shall continue to provide all welfare benefits provided to Executive immediately before such termination (including, without limitation, health and life insurance, but excluding disability insurance) for a period following Executive’s termination of employment equal to the period with respect to which Executive’s Base Salary is paid as severance, at the Company’s sole cost; provided, however, that to the extent Executive becomes re-employed and eligible for benefits with another employer prior to the expiration of such period, Executive will elect such benefits and promptly notify the Company so that the Company will have no further obligation to provide benefits under this subsection (d) unless, and then only to the extent that, the benefits that are being provided by the Company are more favorable than such benefits provided by the other company. Any medical, dental and vision continuation coverage provided pursuant hereto shall be deemed “alternative coverage” for purposes of COBRA.

(e) Release of Claims. The payment and provision of any and all severance benefits pursuant to Sections 8(b) and 8(c) above shall be conditioned upon and subject to execution of a Release of Claims by Executive at the time of termination of employment. All lump-sum payments due pursuant to this Agreement shall be payable at the time specified in such Release of Claims. The payment of the Accrued Obligations is not subject to Executive’s execution of a Release of Claims.

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(g) No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.

9. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Company; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company, including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful instructions of the person or body to which Executive reports; or

(v) gross negligence or willful misconduct in the performance of Executive’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.

(b) Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties associated with Executive’s position or title with the Company for at least 90 days in a 12-month period.

(c) Resignation for Good Reason. Resignation for “Good Reason” shall mean, without the express written consent of Executive, the occurrence of one of the following arising on or after the Effective Date, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):

(i) a material reduction or change in Executive’s title or job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements;

(ii) any reduction of Executive’s then in effect Base Salary; and

(iii) any material breach of this Agreement by Company.

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In the case of Executive’s allegation of Good Reason, (i) Executive shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation (the “Cure Period”). If not remedied within the Cure Period, Executive may submit a written notice of termination, provided that the notice of termination must be given no later than 45 days after the expiration of the Cure Period; otherwise, Executive is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Executive’s right to claim Good Reason with respect to future similar events.

10. Golden Parachute Limitation. Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 6, such Payments shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 13 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). All calculations required pursuant to this Section 10 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.

11. Confidential Information.

(a) The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder.

(b) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

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 12. Non-Solicitation.

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive.

(b) The Executive hereby agrees and covenants that during the Term and for a period of twelve months thereafter, he shall not, without the prior written consent of the Company:

(i) recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three month period immediately preceding the date of Executive’s termination for the purpose of employing the individual or obtaining the individual’s services or otherwise causing the individual to leave employment with the Company;

(ii) solicit or divert to any competing business any customer or prospective customer with which Executive had contact during the twelve months prior to leaving the Company

13. Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

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Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

14. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 11 or Section 12 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 11 or Section 12 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

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(b) In the event that the Board determines there has been a material restatement of financial results, the Board of Directors will review all incentive payments that were made to the Executive and other executive officers (collectively “Executive Officer”) on the basis of having met or exceeded specific performance targets in grants or awards made during the three-year period prior to the restatement. If such payments would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company such payments to the Executive Officers, including Executive, who are found personally responsible for the material restatement, as determined by the Board. For purposes of this policy, the term “executive officers” shall have the meaning given such term in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and the term “incentive payments” means bonuses and awards under applicable Company incentive compensation plans or, in the absence of such plans and with regard to Executive, under this Agreement.

(c) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

(d) Employment Taxes. Any payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(e) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(f) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(g) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(i) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to principles of conflicts of laws.

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(j) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(k) The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(l) The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

HealthTalk Live , Inc.

By:	/s/ Daniel Crawford
Name: Daniel Crawford
Title: President

Daniel Crawford

/s/ Daniel Crawford

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